UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 1, 2015
(Date of earliest event reported)

Qorvo, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36801	46-5288992
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road, Greensboro, North Carolina 27409-9421
and
2300 N.E. Brookwood Parkway, Hillsboro, Oregon 97124
(Address of principal executive offices)
(Zip Code)

(336) 664-1233 and (503) 615-9000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Establishment of FY 2016 Cash Bonus Award Targets and Performance Criteria

On May 1, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of Qorvo, Inc. (the “Company”), in accordance with the terms and conditions of the Company’s Cash Bonus Plan, established the cash bonus award targets and performance criteria applicable to eligible employees for the first six months of fiscal 2016 (the “FY16 Bonus Awards”). The bonus opportunity for the first six months of fiscal 2016 will represent 50% of the total bonus opportunity for fiscal 2016. The metrics used to measure performance will be sales and non-GAAP operating income and each metric has an established minimum, target and maximum level. During this performance period, each metric will constitute 50% of the total bonus opportunity.

With respect to the FY16 Bonus Awards, each named executive officer identified below has the opportunity to earn a cash bonus in an amount between 50% and 200% of his fiscal 2016 target bonus percentage (the “Target”), depending on the Company’s level of sales and non-GAAP operating income in relation to the Company’s Annual Operating Plan during the first six months of fiscal 2016. The Target has been established by the Committee as a percentage of each named executive officer’s base salary during the performance period. The bonus earned for each metric will be pro-rated for performance between minimum and maximum levels for such metric. No named executive officer will receive FY16 Bonus Awards that, in the aggregate, exceed 200% of his Target as established by the Committee.

The Target for each of the Company’s named executive officers is set forth below:

Name:	Target:
Robert A. Bruggeworth	150%
President and Chief Executive Officer

Steven J. Buhaly	80%
Chief Financial Officer and Secretary

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Qorvo, Inc.

By:	/s/ Steven J. Buhaly
Steven J. Buhaly
Chief Financial Officer and Secretary

Date:    May 6, 2015